EXHIBIT 23.0
                         RECKSON ASSOCIATES REALTY CORP.
                         CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements Forms S-3 (No. 333-91915, No. 333-67129, No. 333-46883, No. 333-29003, No.
333-28015, No. 333-46094, No. 333-61170 and No. 333-68686) and in the related
Prospectus and Forms S-8 (No. 333-87235, No. 333-66283, No. 333-66273, No.
333-45359, No. 333-04526, No. 333-38814, No. 333-102163 and No. 333-102174)
pertaining to the Stock Option Plans, of Reckson Associates Realty Corp., of our report dated February 27, 2003, with respect to the consolidated financial statements and schedule of Reckson Associates Realty Corp., included in this Annual Report Form 10-K for the year ended December 31, 2002.




New York, New York
March 24, 2003